UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

WALTER INVESTMENT MANAGEMENT CORP.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

93317W102
(CUSIP Number)

July 1, 2011
(Date of Event which Requires Filing
of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         ☐         Rule 13d-1(b)
         ☒        Rule 13d-1(c)
         ☐         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 93317W102	13G	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GTH LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532(see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners Strategic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners AIV II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners Strategic AIV II, L.P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners AIV V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Capital Partners Strategic AIV V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Centerbridge GP Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* OO
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* IN
*SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 93317W102	13G	Page 13 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,812,532 (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,812,532 (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,812,532 (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.02% (see Item 4)
12	TYPE OF REPORTING PERSON* IN
*SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)	Name of Issuer:

Walter Investment Management Corp.

Item 1(b)	Address of Issuer's Principal Executive Offices:

3000 Bayport Drive, Suite 1100, Tampa, FL 33607

Item 2(a)	Name of Person Filing:

This statement is filed by:
	(i)	GTH LLC, a Delaware limited liability company (“GTH”) with respect to shares of Common Stock, par value $0.01 per share (“Shares”) of the Issuer;
	(ii)	Centerbridge Capital Partners, L.P, a Delaware limited partnership. (“CCPLP”) with respect to Shares directly beneficially owned by GTH;
	(iii)	Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“CCP Strategic”) with respect to Shares directly beneficially owned by GTH;
	(iv)	Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“CCP SBS”) with respect to Shares directly beneficially owned by GTH;
	(v)	Centerbridge Capital Partners AIV II, L.P., a Delaware limited partnership, a Delaware limited partnership (“CCP AIV II”) with respect to Shares directly beneficially owned by GTH;
	(vi)	Centerbridge Capital Partners Strategic AIV II, L.P., a Delaware limited partnership (“CCP Strategic AIV II”) with respect to Shares directly beneficially owned by GTH;
	(vii)	Centerbridge Capital Partners AIV V, L.P., a Delaware limited partnership (“CCP AIV V”) with respect to shares directly beneficially owned by GTH;
(viii)
Centerbridge Capital Partners Strategic AIV V, L.P., a Delaware limited partnership (“CCP Strategic AIV V”, and together with CCPLP, CCP Strategic, CCP SBS, CCP AIV II, CCP Strategic AIV II and CCP AIV V, the “Centerbridge Funds”) with respect to shares directly beneficially owned by GTH;

	(ix)	Centerbridge Associates, L.P. in its capacity as general partner of the Centerbridge Funds;
	(x)	Centerbridge GP Investors, LLC in its capacity as general partner of Centerbridge Associates, L.P.;
(xi)
Jeffrey H. Aronson with respect to Shares beneficially owned by the Centerbridge Funds, Centerbridge Associates, L.P., Centerbridge GP Investors, LLC and GTH, which Shares may be deemed beneficially owned by him; and

(xii)
Mark T. Gallogly with respect to Shares beneficially owned by the Centerbridge Funds, Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, and GTH, which Shares may be deemed beneficially owned by him.

GTH, CCPLP, CCP Strategic, CCP SBS, CCP AIV II, CCP Strategic AIV II, CCP AIV V, CCP Strategic AIV V, Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, Jeffrey H. Aronson and Mark T. Gallogly have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.

Item 2(b)	Address or Principal Business Office:

The address of the principal business office of (i) each of the Centerbridge Funds, Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, Jeffrey H. Aronson and Mark T. Gallogly is 375 Park Avenue, 12th Floor, New York, New York 10152 and (ii) GTH is 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102.

Item 2(c)	Citizenship:

Each of CCPLP, CCP Strategic, CCP SBS, CCP AIV II, CCP Strategic AIV II, CCP AIV V, CCP Strategic AIV V, and Centerbridge Associates, L.P. are Delaware limited partnerships.  GTH and Centerbridge GP Investors, LLC are Delaware limited liability companies.  Jeffrey H. Aronson and Mark T. Gallogly are United States Citizens.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e)	CUSIP Number:

93317W102

Item 3	Not Applicable

Item 4	Ownership:

The percentages used herein are calculated based upon the Shares issued and outstanding as of May 3, 2011 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly period ended March 31, 2011.

As of the close of business on June 16, 2011:

1. GTH LLC
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: 1,812,532

2. Centerbridge Partners, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

3. Centerbridge Capital Partners Strategic, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

4. Centerbridge Capital Partners SBS, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

5. Centerbridge Capital Partners AIV II, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

6. Centerbridge Capital Partners Strategic AIV II, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

7. Centerbridge Capital Partners AIV V, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

8. Centerbridge Capital Partners Strategic AIV V, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

9. Centerbridge Associates, L.P.
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

10. Centerbridge GP Investors, LLC
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

11. Jeffrey H. Aronson
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

12. Mark T. Gallogly
(a) Amount beneficially owned: 1,812,532
(b) Percent of class: 7.02%
(c)(i) Sole power to vote or direct the vote: -0-
(ii) Shared power to vote or direct the vote: 1,812,532
(iii) Sole power to dispose or direct the disposition: -0-
(iv) Shared power to dispose or direct the disposition: 1,812,532

Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., Centerbridge Capital Partners AIV II, L.P., Centerbridge Capital Partners Strategic AIV II, L.P., Centerbridge Capital Partners AIV V, L.P., Centerbridge Capital Partners Strategic AIV V, L.P., Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, Jeffrey H. Aronson and Mark T. Gallogly own directly no Shares.  Each of Centerbridge Associates, L.P., Centerbridge GP Investors, LLC, Jeffrey H. Aronson and Mark T. Gallogly disclaims beneficial ownership of any of the securities covered by this statement.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 11, 2011

GTH LLC

By:  /s/ Lance N. West
Name:  Lance N. West
Title:   Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS, L.P.
By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS AIV II, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARNTERS STRATEGIC AIV II, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARNTERS AIV V, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey Aronson
Title:    Authorized Signatory

CENTERBRIDGE CAPITAL PARNTERS STRATEGIC AIV V, L.P.

By: Centerbridge Associates, L.P.,
its General Partner
By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey Aronson
Title:    Authorized Signatory

CENTERBRIDGE ASSOCIATES, L.P.

By: Centerbridge GP Investors, LLC,
its General Partner

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey Aronson
Title:    Authorized Signatory

CENTERBRIDGE GP INVESTORS, LLC

By:  /s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

JEFFREY H. ARONSON

/s/ Jeffrey H. Aronson

MARK T. GALLOGLY

/s/ Mark T. Gallogly